Exhibit 99.1

BioLife Solutions Reports 3rd Quarter 2015 Results
Conference Call and Webcast at 4:30PM EST Today

BOTHELL, WA— November 12, 2015 —BioLife Solutions, Inc. (NASDAQ: BLFS), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media and a related cloud hosted biologistics cold chain management app for smart shippers (“BioLife” or the “Company”), today reported financial results and operational highlights for the third quarter of 2015.

Q3 2015 Financial Highlights

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Biopreservation media product revenue reached a record high of $1.6 million in the third quarter of 2015, an increase of 31% over the same period in 2014. Third quarter revenue growth was primarily driven by increased sales of our CryoStor and HypoThermosol biopreservation media to the regenerative medicine segment. For the first nine months of 2015, biopreservation media product revenue increased 32% as compared to last year.

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Gross margin in the third quarter of 2015 was 60%, compared to 47% in the third quarter of 2014. The improvement over 2014 reflects higher sales of biopreservation media products and improved utilization of our manufacturing facility..

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Consolidated net loss attributable to BioLife for the third quarter of 2015 was $1.1 million or $0.09/share, compared to a net loss of $0.9 million or $0.07/share in the third quarter of 2014. The increase in the loss is primarily the result of increased headcount and spending related to development and launch activities of our biologistex joint venture.

●	Cash used in operations during the third quarter was $1.2 million, resulting in a cash and investments balance of $5.3 million at the end of the quarter.

Mike Rice, BioLife’s President & CEO, said, “In the third quarter, biopreservation media product revenue reached a new record level, reflecting continued adoption and integration of our products by our regenerative medicine customers as they initiate and progress through clinical trials. We are also in the early stage of product launch for our evo™ Smart Shippers and biologistex cloud based cold chain management app.  biologistex™ represents a significant growth opportunity as the regenerative medicine market is realizing the critical role that cold chain logistics play in the commercialization of time and temperature sensitive biologic based products.”

Operational Highlights

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Adoption of the Company’s biopreservation media products into more than 200 pre-clinical validation projects and clinical studies of new cellular immunotherapies and cell and tissue based regenerative medicine products. A significant number involve CAR-T cells and other types of T cells and mesenchymal stem cells targeting blood cancers, solid tumors and other leading causes of death and disability.

●	Commercial launch and deployment of the evo™ Smart Shipper and biologistex™ cloud hosted cold chain management app to select key customers.

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Launch of BloodStor® 27 NaCl Freeze Media, targeting end user cryopreservation applications including freezing of platelets for clinical administration. In the U.S. alone, over 2 million doses of fresh platelets are administered annually.

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UK-based TC Biopharm Ltd, a developer of anti-cancer immunotherapies incorporated our CryoStor clinical and commercial grade freeze media in its manufacturing and clinical delivery processes of ImmuniCell, a novel T cell based immunotherapy targeting various cancers.

●	Publication of “Practical Handbook of Cell Therapy Cryopreservation” by AABB Press; co-authored by Aby J. Mathew, PhD, Chief Technology Officer of BioLife.

Regenerative Medicine Market Snapshot

The recently released Alliance for Regenerative Medicine (ARM) Q3 2015 Data Report cites 573 active clinical trials underway at the end of the third quarter of 2015.  Globally, companies in the combined regenerative medicine and advanced therapies field raised more than $9.3 billion in the first three quarters of 2015, up 163 percent when compared to the same time period last year.

2015 Expectations

Management is reconfirming expectations for 2015:

●	20% - 30% growth in biopreservation media product revenue over 2014.

●	Continued validation of the evo Smart Shipper and biologistex app and revenue from the service.

●	Gross margin in a range of 55% to 60%.

●	Increased sales and marketing expenses related to the rollout of the biologistex service.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EST this afternoon. To access the webcast, please log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID:  73011917. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and smart shipping containers connected to a cloud hosted cold chain management app to improve the quality of delivery logistics for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning new products, the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, and, projected financial results and liquidity. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

BioLife Solutions, Inc.
Consolidated Statement of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Product Sales	$1,631,926	$1,243,372	$4,629,407	$4,520,302
Cost of product sales	658,542	654,978	1,954,752	2,483,199
Gross profit	973,384	588,394	2,674,655	2,037,103
Operating expenses
Research and development	329,527	153,328	953,026	513,393
Sales and marketing	677,033	298,263	1,819,778	810,279
General and administrative	1,263,272	1,011,316	3,514,678	2,844,858
Total operating expenses	2,269,832	1,462,907	6,287,482	4,168,530

Operating loss	(1,296,448)	(874,513)	(3,612,827)	(2,131,427)

Other income (expenses)
Gain on disposal of property and equipment	––	4,400	––	4,400
Interest income	4,729	7,658	18,448	12,175
Interest expense	––	––	––	(177,308)
Amortization of deferred financing costs	––	––	––	(13,022)
Total other income (expenses)	4,729	12,058	18,448	(173,755)

Net loss	(1,291,719)	(862,455)	(3,594,379)	(2,305,182)
Net loss attributable to non-controlling interest	223,031	––	499,830	––
Net Loss attributable to BioLife Solutions, Inc.	$(1,068,688)	$(862,455)	$(3,094,549)	(2,305,182)

Basic and diluted net loss per common share	$(0.09)	$(0.07)	$(0.26)	(0.23)

Basic and diluted weighted average common shares used to calculate net loss per common share	12,157,575	12,042,739	12,134,474	9,987,682

Selected Consolidated Balance Sheet Data	September 30,	December 31,
	2015	2014
Cash, cash equivalents and investments	$5,253,645	$9,938,394
Accounts receivable	792,274	901,623
Inventories	1,783,383	965,224
Total current assets	8,283,091	12,165,762
Total assets	13,225,577	16,072,918
Total current liabilities	1,631,901	1,261,776
Total liabilities	2,441,176	2,136,601
Total BioLife Solutions, Inc. shareholders' equity	9,151,891	11,803,977

Selected Consolidated Cash Flow Data	Nine Months Ended September 30,
	2015	2014
Cash used in operating activities	$(3,703,591)	(2,465,540)
Cash provided by (used in) investing activities	3,416,387	(8,092,498)
Cash provided by financing activities	99,986	13,676,822
Net increase (decrease) in cash and equivalents	(187,218)	3,118,784